Exhibit 21


                              List of Subsidiaries

Scrip Solutions, Inc., a Delaware corporation
Vitality Home Infusion Services, Inc., a New York corporation
Scrip Pharmacy, Inc., an Ohio corporation
American  Disease  Management  Associates,  LLC., a Delaware  limited  liability company
MIM Health Plans of Puerto Rico, Inc., a Puerto Rican corporation
MIM Investment Corporation, a Delaware corporation
MIM IPA, Inc., a New York corporation
New York ADIMA, LLC., a New York corporation
MIM Funding LLC., a Delaware limited liability company